Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q2 2012 diluted EPS of $1.50, up 27%

HIGHLIGHTS
- Q2 2012 Company-owned comparable net bakery-cafe sales up 7.1%
- Q2 2012 Revenue increased 18% to $531 million
- FY 2012 EPS target increased to $5.72 to $5.78 (up 26% to 27% versus FY 2011)

St. Louis, MO, July 24, 2012 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $44 million, or $1.50 per diluted share, for the fiscal second quarter ended June 26, 2012. The second quarter fiscal 2012 results compare to net income of $36 million, or $1.18 per diluted share, for the fiscal second quarter ended June 28, 2011, and represent a 27% year-over-year increase in diluted earnings per share.

For the twenty-six weeks ended June 26, 2012, net income was $85 million, or $2.90 per diluted share. These results compare to net income of $68 million, or $2.27 per diluted share, for the twenty-six weeks ended June 28, 2011, and represent a 28% year-over-year increase in diluted earnings per share.

The Company's second quarter and year-to-date fiscal 2012 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	June 26, 2012	June 28, 2011

Total Revenue	$530,591	$451,080	18%
Net Income	$44,137	$35,710	24%
Diluted earnings per share	$1.50	$1.18	27%
Shares used in diluted EPS	29,466	30,198

	For the 26 Weeks Ended		Percentage Change
	June 26, 2012	June 28, 2011

Total Revenue	$1,029,170	$873,180	18%
Net Income	$85,321	$68,484	25%
Diluted earnings per share	$2.90	$2.27	28%
Shares used in diluted EPS	29,464	30,173

Second Quarter Fiscal 2012 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the second quarter fiscal 2012, Company-owned comparable net bakery-cafe sales increased 7.1%, franchise-operated comparable net bakery-cafe sales increased 4.8%, and system-wide comparable net bakery-cafe sales increased 5.9% compared to the comparable period in fiscal 2011. Two year Company-owned comparable net bakery-cafe sales increased 11.5%, two year franchise-operated comparable net bakery-cafe sales increased 8.4%, and two year system-wide comparable net bakery-cafe sales increased 9.8%.

The Company-owned comparable net bakery-cafe sales increase of 7.1% in the second quarter fiscal 2012 was comprised of year-over-year transaction growth of 0.9% and average check growth of 6.2%. Average check growth was comprised of retail price increases of approximately 3.0% and positive mix impact of approximately 3.2%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

Operating Margin

In the second quarter fiscal 2012, the Company generated operating margin improvement of approximately 90 basis points compared to the second quarter fiscal 2011. This operating margin improvement was driven by improved bakery-cafe margins resulting from sales leverage. These improvements were partially offset by higher general and administrative expenses and higher costs as a percent of fresh dough and other product sales to franchisees, driven primarily by year-over-year wheat price inflation.

New Unit Development and AWS

During the second quarter fiscal 2012, the Company opened 17 new bakery-cafes and its franchisees opened 16 new bakery-cafes. As a result, there were 1,591 bakery-cafes open system-wide as of June 26, 2012. Additionally, on March 28, 2012, the Company completed the purchase of substantially all the assets and certain liabilities of 16 bakery-cafes from its Raleigh-Durham, North Carolina franchisee.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of March 27, 2012	746	816	1,562
Bakery-cafes opened	17	16	33
Bakery-cafes closed	(3)	(1)	(4)
Bakery-cafes acquired	16	(16)	—
Bakery-cafes as of June 26, 2012	776	815	1,591

Average weekly sales (“AWS”) for Company-owned new units year-to-date through the second quarter fiscal 2012 were $48,484 compared to $43,449 in the same period of fiscal 2011. AWS for franchise-operated new units year-to-date through the second quarter fiscal 2012 were $47,109 compared to $44,550 in the same period of fiscal 2011. A schedule of the second quarter and year-to-date fiscal 2012 AWS is attached as Schedule II.

Use of Capital

During the second quarter fiscal 2012, the Company repurchased 34,600 shares at an average share price of $144.24. The share buyback had a nominal impact on the Company's second quarter fiscal 2012 earnings per diluted share. The Company has approximately $352.4 million available under its existing $600.0 million repurchase authorization as of the date of this release.

Third and Fourth Quarter Fiscal 2012 Outlook

Third and Fourth Quarter Fiscal 2012 Targets

Diluted EPS Target

For the third quarter fiscal 2012, the Company is targeting earnings per diluted share of $1.16 to $1.18 versus $0.97 per diluted share in the third quarter fiscal 2011. If the Company meets this target, diluted earnings per share would grow 20% to 22% in the third quarter fiscal 2012 versus the comparable period in fiscal 2011.

For the fourth quarter fiscal 2012, the Company is targeting earnings per diluted share of $1.66 to $1.70 versus $1.31 per diluted share in the fourth quarter fiscal 2011. If the Company meets this target, diluted earnings per share would grow 27% to 30% in the fourth quarter fiscal 2012 versus the comparable period in fiscal 2011.

The fourth quarter fiscal 2011 earnings per diluted share included a $5.0 million one-time legal settlement charge. Excluding this one-time charge, targeted fourth quarter fiscal 2012 diluted earnings per share growth would be 17% to 20%.

The third and fourth quarter fiscal 2012 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's third quarter fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is targeted at 5.0% to 6.0%. The third quarter fiscal 2012 target assumes 0.75% to 1.25% transaction growth and average check growth of approximately 4.25% to 4.75%, consisting of a year-over-year price increase of approximately 3.0% and positive mix impact on check growth of 1.25% to 1.75%. Company-owned comparable net bakery-cafe sales growth for the first twenty-seven days of the third quarter fiscal 2012 was 5.9%.

The range for the Company's fourth quarter fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is targeted at 4.5% to 5.5%. The fourth quarter fiscal 2012 target assumes 0.5% to 1.0% transaction growth and average check growth of approximately 4.0% to 4.5%, consisting of a year-over-year price increase of approximately 2.5% and positive mix impact on check growth of 1.5% to 2.0%.

Operating Margin Target

In the third quarter fiscal 2012, the Company anticipates its operating margin will remain flat to slightly positive on a year-over-year basis. In the fourth quarter fiscal 2012, the Company anticipates its operating margin will improve by 25 to 75 basis points on a year-over-year basis.

Updated Full Year Fiscal 2012 Outlook

Diluted EPS Target

The Company is now targeting fiscal 2012 earnings per diluted share of $5.72 to $5.78. If the Company meets its target, it would generate diluted earnings per share growth of 26% to 27% in fiscal 2012 compared to fiscal 2011 earnings per diluted share. The increase in the Company's diluted earnings per share target reflects higher than expected bakery-cafe net sales and improved operating margins.

Fiscal 2011 earnings per diluted share included a $5.0 million one-time legal settlement charge taken in the fourth quarter fiscal 2011. Excluding this one-time charge, targeted fiscal 2012 diluted earnings per share growth would be 23% to 24%.

This full year fiscal 2012 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is now targeted at 5.5% to 6.5%. The fiscal 2012 target assumes transaction growth of 1.0% to 1.5% and average check growth of approximately 4.5% to 5.0% on average year-over-year pricing of approximately 3.0% and positive mix impact of 1.5% to 2.0%.

Operating Margin Improvement

For fiscal 2012, the Company is maintaining its previous guidance for operating margin of 25 to 75 basis points favorable to fiscal 2011.

New Unit Development and AWS

The Company continues to expect approximately 115-120 system-wide new unit openings in fiscal 2012. The average weekly net sales performance for new Company-owned units is now expected to be at the top end or slightly above the previously provided range of $40,000 to $42,000 for fiscal 2012.

Concluding Comment

Bill Moreton, President and Co-CEO, commented, "We are pleased to deliver 27% earnings growth in the second quarter, the ninth out of the last ten quarters where earnings growth has exceeded 20%.  Our strong comparable sales growth in the quarter of 7.1% is the direct result of our past and current investments in the quality of our food, marketing, operations, and customer experience.  We believe that our disciplined approach to continued investment in the bakery-cafes has resonated with our customers and has resulted in true concept differentiation as we strive to be the best competitive alternative in the businesses we serve."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 7:30 A.M. Central Time on Wednesday, July 25, 2012 to discuss the second quarter fiscal 2012 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the third quarter fiscal 2012, earnings targets and business outlook for the third and fourth quarter fiscal 2012, and full year fiscal 2012. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies.  The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Franchise-operated and system-wide net sales information is useful in assessing consumer acceptance of the Company's brand, facilitates an understanding of its financial performance and the overall direction and trends of net sales and operating income, helps it appreciate the effectiveness of its advertising and marketing initiatives, to which its franchisees also contribute based on a percentage of their net sales, and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,591 bakery-cafes as of June 26, 2012 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 27, 2011 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 26, 2012	June 28, 2011
Revenues:
Bakery-cafe sales, net	$468,645	$394,525
Franchise royalties and fees	24,757	23,022
Fresh dough and other product sales to franchisees	37,189	33,533
Total revenues	530,591	451,080
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$136,498	$117,249
Labor	136,947	118,926
Occupancy	32,253	28,144
Other operating expenses	64,183	54,741
Total bakery-cafe expenses	369,881	319,060
Fresh dough and other product cost of sales to franchisees	33,046	28,625
Depreciation and amortization	22,141	19,707
General and administrative expenses	30,844	25,001
Pre-opening expenses	2,476	1,555
Total costs and expenses	458,388	393,948
Operating profit	72,203	57,132
Interest expense	202	197
Other (income) expense, net	288	(176)
Income before income taxes	71,713	57,111
Income taxes	27,576	21,401
Net income	$44,137	$35,710

Earnings per common share:
Basic	$1.51	$1.20
Diluted	$1.50	$1.18
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,201	29,867
Diluted	29,466	30,198

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$56	$5
Other Comprehensive Income	56	5
Comprehensive Income	$44,193	$35,715

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 26, 2012	June 28, 2011
Revenues:
Bakery-cafe sales, net	$907,860	$760,104
Franchise royalties and fees	49,579	45,604
Fresh dough and other product sales to franchisees	71,731	67,472
Total revenues	1,029,170	873,180
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$265,526	$223,458
Labor	270,774	232,976
Occupancy	63,361	54,917
Other operating expenses	121,699	102,068
Total bakery-cafe expenses	721,360	613,419
Fresh dough and other product cost of sales to franchisees	63,191	56,649
Depreciation and amortization	43,462	38,801
General and administrative expenses	57,511	51,672
Pre-opening expenses	4,087	2,533
Total costs and expenses	889,611	763,074
Operating profit	139,559	110,106
Interest expense	412	422
Other (income) expense, net	726	(980)
Income before income taxes	138,421	110,664
Income taxes	53,100	42,180
Net income	$85,321	$68,484

Earnings per common share:
Basic	$2.92	$2.29
Diluted	$2.90	$2.27
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,192	29,848
Diluted	29,464	30,173

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$28	$8
Other Comprehensive Income	28	8
Comprehensive Income	$85,349	$68,492

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 26, 2012	June 28, 2011
Revenues:
Bakery-cafe sales, net	88.3%	87.5%
Franchise royalties and fees	4.7	5.1
Fresh dough and other product sales to franchisees	7.0	7.4
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.1%	29.7%
Labor	29.2	30.1
Occupancy	6.9	7.1
Other operating expenses	13.7	13.9
Total bakery-cafe expenses	78.9	80.9
Fresh dough and other product cost of sales to franchisees (2)	88.9	85.4
Depreciation and amortization	4.2	4.4
General and administrative expenses	5.8	5.5
Pre-opening expenses	0.5	0.3
Total costs and expenses	86.4	87.3
Operating profit	13.6	12.7
Interest expense	—	—
Other (income) expense, net	0.1	—
Income before income taxes	13.5	12.7
Income taxes	5.2	4.7
Net income	8.3%	7.9%

Other Comprehensive Income	—	—
Comprehensive Income	8.3%	7.9%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 26, 2012	June 28, 2011
Revenues:
Bakery-cafe sales, net	88.2%	87.1%
Franchise royalties and fees	4.8	5.2
Fresh dough and other product sales to franchisees	7.0	7.7
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.2%	29.4%
Labor	29.8	30.7
Occupancy	7.0	7.2
Other operating expenses	13.4	13.4
Total bakery-cafe expenses	79.5	80.7
Fresh dough and other product cost of sales to franchisees (2)	88.1	84.0
Depreciation and amortization	4.2	4.4
General and administrative expenses	5.6	5.9
Pre-opening expenses	0.4	0.3
Total costs and expenses	86.4	87.4
Operating profit	13.6	12.6
Interest expense	—	—
Other (income) expense, net	0.1	(0.1)
Income before income taxes	13.4	12.7
Income taxes	5.2	4.8
Net income	8.3%	7.8%

Other Comprehensive Income	—	—
Comprehensive Income	8.3%	7.8%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II - Supplemental Sales and Bakery-Cafe Information

	System-Wide AWS
	2012[a]	2011	2010	2009	2008
AWS	$46,137	$44,313	$42,852	$39,926	$39,239

[a] Represents year-to-date system-wide average weekly sales ("AWS") at the end of the fiscal second quarter of 2012.

	2012 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2012 Opens [b]	2011 Opens [b]	2010 Opens & Prior	2012 Acquisitions [d]	2011 Acquisitions [d]	Total	2011 Opens [c]	2010 Opens & Prior	AWS Total
Bakery-Cafes	24	53	653	16	30	776
Q1 12	$51,331	$41,260	$45,758	—	$44,640	$45,426	-16.7%	7.7%	6.8%
Q2 12	$47,394	$41,791	$47,272	$56,772	$47,790	$47,113	-0.9%	7.2%	6.8%
2012 YTD	$48,484	$41,526	$46,514	$56,772	$46,215	$46,281	-4.4%	7.4%	6.8%

[b] 2012 and 2011 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2012 from 2011 compares 53 bakery-cafes in 2012 against 21 bakery-cafes at the end of the fiscal second quarter of 2011.

[d] Represents 16 Panera bakery-cafes in 2012 and 25 Panera bakery-cafes and five Paradise bakery-cafes in 2011.

	2012 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2012 Opens [e]	2011 Opens [e]	2010 Opens & Prior	2011 Acquisitions [g]	Total	2011 Opens [f]	2010 Opens & Prior	AWS Total
Bakery-Cafes	31	59	723	2	815
Q1 12	$47,982	$40,141	$46,189	$22,888	$45,714	-11.8%	6.0%	4.9%
Q2 12	$46,866	$40,565	$46,783	$23,902	$46,289	-8.5%	5.2%	4.3%
2012 YTD	$47,109	$40,351	$46,483	$23,395	$46,001	-9.4%	5.6%	4.6%

[e] 2012 and 2011 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2012 from 2011 compares 59 bakery-cafes in 2012 against 26 bakery-cafes at the end of the fiscal second quarter of 2011.

[g] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 12	7	15	22	Q1 11	8	11	19
Q2 12	17	16	33	Q2 11	13	15	28
Q3 12				Q3 11	8	17	25
Q4 12				Q4 11	24	16	40
2012 YTD	24	31	55	2011 YTD	53	59	112

PANERA BREAD COMPANY
Schedule III - Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks Ended	For the 5 weeks Ended	For the 4 weeks Ended	For the 13 weeks Ended	For the 26 Weeks Ended
	April 24, 2012	May 29, 2012	June 26, 2012	June 26, 2012	June 26, 2012
Company-owned	5.4%	6.6%	9.3%	7.1%	7.3%
Franchise-operated	3.2%	4.9%	6.2%	4.8%	5.0%
System-wide	4.2%	5.7%	7.7%	5.9%	6.1%

Company-owned comparable net bakery-cafe sales growth percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.